Exhibit 99.1

Erie Indemnity Increases Dividend and Maintains Management Fee Rate

Erie, Pa. — December 11, 2008 — At its December 9, 2008, regular meeting the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) approved increases in shareholders’ dividends and set the management fee rate charged to Erie Insurance Exchange.

The Board increased the regular quarterly cash dividend from $0.44 to $0.45 on each Class A share and from $66.00 to $67.50 on each Class B share. The dividend is payable January 20, 2009, to shareholders of record as of January 5, 2009, with a dividend ex-date of December 31, 2008. This represents a 2.3 percent increase in the payout per share over the current dividend rate.  This is the 75th consecutive year Erie Indemnity Company has paid dividends.

In a separate action, the Board voted to maintain the management fee rate paid to Erie Indemnity Company by Erie Insurance Exchange at 25 percent, effective January 1, 2009. The management fee rate was 25 percent for the period January 1 through December 31, 2008. The Board has the authority to change the management fee rate at its discretion; however, the maximum fee rate permissible by agreement is 25 percent. This action was taken after the Board’s consideration and review of the relative financial position of Erie Insurance Exchange and Erie Indemnity Company.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 4.0 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 488 on the FORTUNE 500.

Most recently, Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2008 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These forward-looking statements reflect Erie Indemnity Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. For example, the ability of Erie Indemnity Company to continue to pay a cash dividend, or to pay a cash dividend at the level currently paid, will depend on a number of factors, including but not limited to Erie Indemnity Company maintaining a profitable level of operations. Also, by way of example, the level of the management fee charged to Erie Insurance Exchange will depend on a number of factors, including but not limited to the relative financial condition of Erie Indemnity Company and Erie Insurance Exchange, as stated above. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.